ABRAXIS FINANCIAL

August 1, 2010

Sebring Software LLC
1400 Cattlemen Road, Suite D
Sarasota, Florida 34232

Gentlemen:

We are pleased to set forth the terms of the retention of Abraxis Financial ("*Abraxis*") by Sebring Software LLC (collectively with his affiliates, the "*Client*").

1. This is to confirm our mutual understanding relating to any Transaction (as hereinafter defined) between the Client and any publicly-traded shell corporation and/or stockholders thereof introduced directly or indirectly (an "*Introduced Entity*") to the Client by Abraxis. As used in this Agreement, the term "*Transaction*" shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination, or other transaction pursuant to which the Client is acquired by, or combined with, any Introduced Entity, (b) the acquisition, directly or indirectly, by any Introduced Entity (or any person or persons acting together with any Introduced Entity pursuant to a written agreement or otherwise), in a single transaction or series of transactions, of (i) the assets of the Client or (ii) shares of the Client's capital stock (whether by way of tender or exchange offer, open market purchases, investment, or otherwise), (c) any sale or licensing to any Introduced Entity by the Client of technology or intellectual property, know-how, or trade secrets of the Client, (d) any sale or licensing to the Client by any Introduced Entity of technology or intellectual property, know-how, or trade secrets of such Introduced Entity, or (e) any financial transaction between the Client and any Introduced Entity. The Introduced Entities are intended have the following characteristics: (i) be subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the "*Exchange Act*"); (ii) be current or be readily able to become current in its periodic reports under the Exchange Act; (iii) have immaterial assets or liabilities as of the consummation of any Transaction; and (iv) be quoted on the OTC Bulletin Board. The purchase price for a controlling position in any Introduced Entity, together with the compensation payable to Abraxis pursuant to Paragraph 2 hereto, shall not exceed $440,000 (the "*Purchase Price*"). The Client shall not consummate any Transaction definitive agreements relating thereto unless such documents expressly provide (on a basis not permitting waiver without the prior written consent of Abraxis) that such Transaction shall not be consummated until such time as the portion of the Purchase Price payable to Abraxis pursuant to Paragraph 2 hereof shall be paid in full thereto.

2. In exchange for its services hereunder, Abraxis shall be entitled to cash compensation equal to the portion of the Purchase Price in excess of the amount payable to the seller or sellers of the controlling position in the Introduced Entity referenced in Paragraph 1 hereof. In the event that the Client or any affiliate thereof should consummate any Transaction

with any Introduced Entity on or prior to the third anniversary of the date hereof, Abraxis shall be entitled to compensation pursuant to, and as provided in, this Agreement. Further, in the event that Abraxis shall arrange for any funding in connection with any Transaction, Abraxis shall be entitled to a 5% finders' fee on the gross proceeds thereof.

3. The Client acknowledges and confirms that Abraxis's role in the Transaction has been limited to introducing the Client and the Introduced Entity. Abraxis has not been retained to make, nor has it made any investigation or valuation of, or representation with respect to, the Client, the Introduced Entity, or their respective businesses, operations, properties, financial condition, or prospects.

4. The Client agrees to indemnify Abraxis in accordance with the indemnification provisions (the "*Indemnification Provisions*") attached to this Agreement, which Indemnification Provisions are hereby incorporated herein by reference and are hereby made a part hereof.

5. Either party hereto may terminate this Agreement at any time upon express written notice, without liability or continuing obligation, except as set forth in Paragraph 2 and this Paragraph 5. Neither the termination of this Agreement nor the completion of the assignment contemplated hereby shall effect: (i) any compensation earned by Abraxis up to the date of termination or completion, as the case may be; (ii) any compensation to be earned by Abraxis after termination pursuant to Paragraph 2 hereof; (iii) the provisions of Paragraph 2 through 7, inclusive, of this Agreement; and (iv) the attached Indemnification Provisions which are incorporated herein, all of which shall remain in full force and effect.

6. The validity and interpretation of this Agreement shall be governed by the laws of the State of Utah, without reference to conflicts of laws. The Client irrevocably submits to the jurisdiction of any court of the State of Utah or the United States District Court located therein for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Client, and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Client has acquired, or hereafter may acquire any immunity from jurisdiction of such court or from any legal process therein, the Client hereby waives, to the fullest extent permitted by law, such immunity. The Client hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Client is not personally subject to the jurisdiction of any such court, (b) the Client is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Client's property, or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

7. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written

consent of the other party hereto and any other purported assignment shall be null and void.

8. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all of such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended, except in writing signed by the parties hereto.

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If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

ABRAXIS FINANCIAL

By:____________________
Name:
Title:

Confirmed and Agreed to
this 3rd **day of August, 2010**

SEBRING SOFTWARE LLC

By [signature]
Name: LEIF ANDERSEN
Title: MANAGING MEMBER

INDEMNIFICATION PROVISIONS

Sebring Software LLC (together with its affiliates, the "*Client*") agrees to indemnify and hold harmless Abraxis Financial (together with its affiliates, "*Abraxis*") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and all actions, suits, proceedings, and investigations in respect thereof and any and all legal or other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, proceeding, or investigation (whether or not in connection with litigation in which Abraxis is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with (a) Abraxis's acting for the Client, including, without limitation, any act or omission by Abraxis in connection with its acceptance of or the performance or non-performance of its obligations under the agreement, dated August 1, 2010, between Abraxis and the Client (agreement may be amended from time to time (the "*Agreement*"), or (b) any Transaction (as such term is defined in the Agreement); provided, however, such indemnity shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Abraxis. The Client also agrees that Abraxis shall not have any liability (whether direct or indirect in contract or tort or otherwise) to the Client for or in connection with the engagement of Abraxis, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not to subject to further appeal) to have resulted primarily and directly from Abraxis's gross negligence, willful misconduct or bad faith.

These Indemnification Provisions shall be in addition to any liability which the Client may otherwise have to Abraxis or the persons indemnified below in this sentence and shall extend to the following: Abraxis, its affiliated entities, directors, officers, employees, counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to Abraxis in these Indemnification Provisions shall be deemed to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced as to which Abraxis proposed to demand indemnification, it shall notify the Client with reasonable promptness; provided, however, that any failure by Abraxis to notify the Client shall not relieve the Client from its obligations hereunder. Abraxis shall have the right to retain counsel of its own choice to represent it, and the Client shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Client and any counsel designated by the Client. The Client shall be liable for any settlement of any claim against Abraxis made with its written consent, which consent shall not be unreasonably withheld. The Client shall not, without the prior written consent of Abraxis, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term

thereof, the giving by the claimant to Abraxis of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Client, on the one hand, and Abraxis, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Client, on the one hand, and Abraxis, on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Abraxis shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Abraxis pursuant to the Agreement.

Neither termination nor completion of the engagement of Abraxis referred to above shall affect these Indemnification Provisions, which shall then remain operative and in full force and effect.